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  The Gabelli Global Multimedia Trust Inc.
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The Gabelli Global Multimedia Trust Inc.
One Corporate Center
Rye, NY 10580-1422
Tel. (914) 921-5070
Fax (914) 921-5098
www.gabelli.com
info@gabelli.com

For information:
Jeffrey M. Farber
EVP and CFO
GAMCO Investors, Inc.
(914) 921-5147
Carter Austin
(914) 921-5475

PRESS RELEASE

FOR IMMEDIATE RELEASE
Rye, New York	NYSE – GGT
May 27, 2010	CUSIP – 36239Q109

Gabelli Fund Believes that RiskMetrics Has Not Considered that Hedge Fund Advisor is Violating Intent of Congress’ Anti-Pyramiding Law

Rye, NY -- The Gabelli Global Multimedia Trust Inc. (the “Fund”) believes that in issuing its proxy voting recommendation, RiskMetrics has failed to adequately focus on the fact that Western Investment LLC and the hedge funds it controls may be operating in violation of certain provisions of the Investment Company Act of 1940.  Mr. Arthur Lipson, who controls Western Investment LLC, has acquired control through the “backdoor” of 7% of the outstanding common shares of the Fund, in the aggregate.  By owning shares of the Fund in several different hedge funds, Mr. Lipson has attempted to circumvent the federal anti-pyramiding law that prohibits any “investment company” from owning more than 3% of the outstanding shares of a closed end fund.  The Fund believes the SEC should use its authority to review this issue.

In addition, the Fund notes that RiskMetrics has not adequately considered all of the positive actions that the Board of Directors has taken to enhance shareholder value such as recent performance, enhancements to the portfolio management team, share repurchases, and increased quarterly distributions.

The Gabelli Global Multimedia Trust Inc. is a non-diversified, closed-end management investment company with $140 million in total net assets whose primary investment objective is long-term growth of capital.  The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (NYSE:GBL), which is a publicly traded NYSE listed company.